Exhibit 99.1
Contact:

Aspen Technology, Inc.
Lucy Millington
Aspen Technology
Lucy.millington@aspentech.com

Aspen Technology Appoints Georgia Keresty PhD, MPH to Its Board of Directors

Keresty brings extensive operational and leadership expertise in the pharmaceutical industry to Aspen Technology

BEDFORD, Mass. - April 18, 2019 - Aspen Technology, Inc. (NASDAQ: AZPN), the asset optimization™ software company, today announced that Georgia Keresty has been appointed to the Aspen Technology board of directors.

Keresty brings more than 35 years of experience within the highly regulated pharmaceutical and healthcare industry where she has built a strong reputation as a scientific leader who drives operational excellence and innovation. During a career that includes executive roles at Takeda, Johnson & Johnson, Bristol Myers Squibb and Novartis, Keresty has been responsible for operations in more than 20 countries and led a $150M R&D affiliate developing novel therapies to treat and prevent Alzheimer’s disease.

In addition to the Aspen Technology board of directors, Keresty currently serves as an independent director for Commissioning Agents, Inc. an ESOP global engineering services firm, and has previously served on the board of Janssen Alzheimer Immunotherapy, the board of trustees for Clarkson University, Potsdam, NY and the board of trustees for the NJ Foundation for Aging. Keresty is currently the Takeda R&D chief operating officer.

Keresty holds BSc degrees in Chemical Engineering and Computer Science; an MS degree in Information Systems; an MBA in Operations Management; a PhD in Operations Management; and an MPH in Global Health Leadership.

“I am honored to join the board of directors for Aspen Technology. I look forward to bringing my industry knowledge and passion for operational excellence and quality assurance to the impressive accomplishments and insight of the current board members,” commented Georgia Keresty.

“We welcome Georgia Keresty to the Aspen Technology board, where her proven success in managing complex operations within the pharmaceutical industry will complement the expertise of the existing board,” commented Antonio Pietri, president, CEO and board member at Aspen Technology.

About Aspen Technology

Aspen Technology (AspenTech) is a leading software supplier for optimizing asset performance. Our products thrive in complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modelling expertise with big data machine learning. Our purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

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